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                                                                    Exhibit 12.1

               Computation of Ratios of Earnings to Fixed Charges

                                         Year ended            Year ended             Year ended
                                      December 31, 2003     December 31, 2002      December 31, 2001
                                      -----------------     -----------------      -----------------
Earnings:
Add
Income (loss) before distributions to       8,864,766           (3,174,535)           (820,646)
Tribe and extraordinary items ........
Fixed charges ........................      8,552,530            1,241,018                   -
Amortization of capitalized interest .         70,893               55,841                   -
Less:
Interest capitalized .................     (1,488,749)          (1,172,664)                  -
                                     ---------------------------------------------------------------

Earnings .............................     15,999,440           (3,050,340)           (820,646)


Fixed charges:
Interest expensed and capitalized ....      7,590,166            1,234,689                   -
Amortization of debt issuance costs ..        962,364                6,329                   -
Interest portion of rent expense .....              -                    -                   -
                                     ---------------------------------------------------------------
Fixed charges ........................      8,552,530            1,241,018                   -

Ratio of earnings to fixed charges ...          1.87X              (2.46)X                   -